Exhibit 99.1

ALTAIRNANO AND SHERWIN-WILLIAMS FORM ALSHER TITANIA,
JOINT VENTURE COMPANY FOR PIGMENT MARKET

RENO, NV - APRIL 24, 2007 - Altair Nanotechnologies Inc. (NASDAQ: ALTI), a leading supplier of advanced ceramic nanomaterials announced today the formation of a new company, called AlSher Titania. AlSher Titania represents a joint venture with The Sherwin-Williams Company (NYSE: SHW), one of the world’s leading manufacturers of paint and durable coatings.

AlSher Titania will combine the Altairnano Hydrochloride Pigment (AHP) process and the Sherwin-Williams Hychlor Pigment (SWHP) process and other technologies to develop and produce high quality titanium dioxide pigment for use in paint and coatings, and nano titanium dioxide materials for use in a variety of applications including those related to removing contaminants from air and water.

The new AlSher Titania pigment process will be designed to produce titanium dioxide pigment with a target of significantly lowering its price point — both in terms of capital outlay and operating costs — as compared to sulfate and chloride-based technologies currently in use. Equally important is the expected improved environmental acceptability of the new materials and their production processes, as compared to current technologies.

White titanium dioxide pigment is mainly used in the production of paints, plastics, and paper and the total world market is valued at approximately $9 billion US, with a projected annual growth rate of approximately three percent, according to TZ Minerals International (TZMI), an Australian-based research company with a world-wide reputation in all aspects of the mineral sands industry.

“There is no better, or more respected partner for entering the pigment market than The Sherwin-Williams Company. We expect that AlSher Titania is going to develop and produce great products for customers, for Sherwin-Williams and for Altair Nanotechnologies,” said Alan J. Gotcher, Ph.D., President and Chief Executive Officer of Altair Nanotechnologies Inc.

AlSher Titania, LLC will be based, initially in Reno, NV. The pilot demonstration of the AlSher process is scheduled for 2007 with further scale-up and capacity expansions planned for 2008 and thereafter.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altairnano is an innovator and supplier of advanced novel, ceramic nanomaterials. Altairnano’s leading edge scientists are complemented by a seasoned management team with substantial experience in commercializing innovative, disruptive technologies. The company has developed nanomaterials for the alternative energy, life sciences and performance materials markets based on its proprietary manufacturing process. This process also provides the foundation for its innovative AHP pigment process. For more information visit: www.altairnano.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that the Altairnano Hydrochloride Process and the Sherwin Williams Company process cannot be successfully combined at pilot or large volume scale, that one or more partners will withdraw from the joint venture during the pilot demonstration stage or not elect to invest in a commercial plans, that the final combined process will not deliver the anticipated price, environmental and other comparative advantages, that product output does not meet market quality standards, or that the market for white pigment incurs destabilizing pricing resulting in unprofitable operations. In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:

Institutional Investors:	Retail Investors:
Fleishman-Hillard	McCloud Communications, LLC
Tom Laughran	Marty Tullio
Senior Vice President	Managing Members
312.751.3519	949.553.9748
laughrant@fleishman.com	marty@mccloudcommunications.com

Media Relations:	Company Information:
Fleishman-Hillard	Altair Nanotechnologies Inc.
Terry Banks	Ed Dickinson
Senior Vice President	Chief Financial Officer
202.828.9710	775.858.3750
bankst@fleishman.com	edickinson@altairnano.com

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